Exhibit 10.20

August 7, 2013

David Chung

Dear David:

On behalf of AceiRx Pharmaceuticals, Inc. (the “Company”), I am pleased to offer you the position of Chief Commercial Officer of the Company. Speaking for myself, as well as the other members of the Company’s management team, we are all very impressed with your credentials and we look forward to your future success in this position.

The terms of your new position with the Company are as set forth below:

1. Position.

(a) You will become the Chief Commercial Officer of the Company, working out of the Company’s headquarters office in Redwood City, California. You will report to Richard King, President & CEO.

(b) You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote at least 100% of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, such consent not to be unreasonably withheld, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2. Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on September 1, 2013 (the “Start Date”).

3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated.

AceiRx Pharmaceuticals, Inc. 351 Galveston Drive Redwood City, CA 94063

David Chung

August 7, 2013

4. Compensation. You will be paid a monthly salary of $27,500.00, which is equivalent to $330,000.00 on an annualized basis (the “Base Salary”). Your salary will be payable in two equal payments per month pursuant to the Company’s regular payroll policy. The Base Salary will be reviewed annually as part of the Company’s normal salary review process. In addition to your base salary, you will have the opportunity to earn a target annual bonus of up to 35% of your earned salary based on achievement of a series of personal and company objectives that the Board of Directors acting through the Compensation Committee will define annually. You will also receive a one-time sign on bonus in the amount of $16,500.00 to be paid alongside your first paycheck. The company will also provide a partial living cost for an apartment of $1,250.00 per month for a maximum of two years.

5. Stock Option Grant.

(a) Initial Grant. In connection with the commencement of your employment, the Company will recommend that the Board of Directors (the “Board”) grant you an option to purchase 150,000 shares of the Company’s Common Stock (“Option Shares”) with an exercise price equal to the fair market value of the Common Stock on the date of the grant, as determined in good faith by the Board. The Option Shares will vest at the rate of 25% of the shares on the twelve (12) month anniversary of your Vesting Commencement Date (as defined in your Stock Option Agreement, which date will be your Start Date, as defined above) and the remaining Option Shares will vest monthly thereafter at the rate of 1/48 of the total number of the Option Shares per month, subject to the acceleration provisions set forth below. Vesting will, of course, depend on your continued employment with the Company. The option will be subject to the terms of the Company’s 2006 Stock Plan (the “Plan”) and the Stock Option Agreement between you and the Company.

(i) Effect of Termination Following a Change in Control. In the event that the Company undergoes a Change in Control (as such term is defined in the Plan) and within twelve (12) months following the closing of the Change in Control, the Company terminates your employment without Cause (as such term is defmed in the Plan) or you terminate your employment due to an Involuntary Termination (as such term is defined below), the vesting of the Option Shares shall accelerate in full such that 100% of the then unvested Option Shares will become vested and exercisable as of your termination date. For purposes of the Option Shares, an “Involuntary Termination” shall mean your voluntary termination of employment with the Company within thirty (30) days following the occurrence of any of the following events without your written consent and after providing the Company a reasonable opportunity to cure such event: (i) a material reduction or change in your job duties, reporting relationships, responsibilities and requirements inconsistent with your position with the Company and prior duties, reporting relationships, responsibilities and requirements prior to the Change in Control, provided that neither a mere change in title alone nor reassignment following a Change in Control to a position that is substantially similar to the position held prior to the Change in Control in terms of job duties, responsibilities or requirements shall constitute a material reduction in job responsibilities; (ii) a reduction in your then-current base salary by at least 20%, provided that an across-the-board reduction in the salary level of all other senior executives by the same percentage amount as part of a general salary level reduction shall not constitute such a salary reduction, or (iii) the relocation of your principal place for performance of your Company duties to a location more than thirty (30) miles from the Company’s then current location at the time of the Change in Control.

AceiRx Pharmaceuticals, Inc. 351 Galveston Drive Redwood City, CA 94063

David Chung

August 7, 2013

6. Benefits.

(a) Insurance Benefits. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other Company employees, subject to any eligibility requirements imposed by such plans.

(b) Vacation; Sick Leave. You will be entitled to paid time off according to the Company’s standard policies.

7. Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

8. At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

9. No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third pruties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

10. Entire Agreement. This letter, together with the Confidentiality Agreement, sets forth the entire agreement and understanding between you and the Company relating to your employment and supersedes all prior agreements and discussions between us. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company, although the Company reserves the right to modify unilaterally your compensation, benefits, job title and duties, reporting relationships and other terms of your employment. This letter will be governed by the laws of the State of California without regard to is conflict of laws provision.

AceiRx Pharmaceuticals, Inc. 351 Galveston Drive Redwood City, CA 94063

David Chung

August 7, 2013

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This offer will terminate if not accepted by you on or before August 16, 2013.

Very truly yours, ACELRX PHARMACEUTICALS, INC.	ACCEPTED AND AGREED: DAVID CHUNG

Richard King Chief Executive Officer	Signature Date: 8/7/13

AceiRx Pharmaceuticals, Inc. 351 Galveston Drive Redwood City. CA 94063